Exhibit 99.1

Garrett Motion Reports Third Quarter 2023 Financial Results, Awarded Two Additional E-Cooling Pre-Developments, Debuts the GT80, Garrett’s Largest Turbo for Industrial Customers
Third Quarter 2023 Highlights
•Net sales totaled $960 million, up 2% on a reported basis, down 1% at constant currency*
•Net income totaled $57 million; Net income margin 5.9%
•Adjusted EBITDA* totaled $152 million; Adjusted EBITDA margin* of 15.8%
•Net cash provided by operating activities totaled $74 million
•Adjusted free cash flow* totaled $57 million
•Early debt repayment of $200 million
•Repurchased $161 million of Common Stock
•Upgraded by S&P to BB- rating, with stable outlook
•Revised and narrowed 2023 outlook range for currency headwinds

ROLLE, Switzerland, October 24, 2023 – Garrett Motion Inc. (Nasdaq: GTX), a leading differentiated automotive technology provider, today announced its financial results for the three and nine months ended September 30, 2023.

$ millions (unless otherwise noted)	Q3 2023	Q3 2022	2023 YTD	2022 YTD
Net sales	960	945	2,941	2,705
Cost of goods sold	784	767	2,374	2,183
Gross profit	176	178	567	522
Gross profit %	18.3%	18.8%	19.3%	19.3%
Selling, general and administrative expenses	59	57	178	164
Income before taxes	70	131	279	361
Net income	57	105	209	278
Net income margin	5.9%	11.1%	7.1%	10.3%
Adjusted EBITDA*	152	146	490	430
Adjusted EBITDA margin*	15.8%	15.4%	16.7%	15.9%
Net cash provided by operating activities	74	61	330	238
Adjusted free cash flow*	57	120	285	181
* See reconciliations to the nearest GAAP measure in pages 5-12

“Garrett delivered solid Q3 financial results through productivity gains and operational excellence which successfully offset headwinds from currency and product mix. We also introduced our largest turbo yet, the GT80, enabling us to better serve our industrial and off-highway customers, and reflecting our strategy of continuing investment in our industrial turbo business. Further momentum continues to build across our differentiated zero emission vehicle products; we received two new pre-development awards in E-Cooling. Additionally, we repaid $200 million of debt and repurchased $161 million of our stock in line with our capital allocation priorities," said Olivier Rabiller, Garrett President and CEO.

Results of Operations

Net sales for the third quarter of 2023 were $960 million, representing an increase of 2% (including a favorable impact of $21 million or 3% due to foreign currency translation) compared with $945 million in the third quarter of 2022. This increase was driven by foreign currency translational impacts and ramp up of new products in small gasoline engines applications. These increases were partially offset by unfavorable product mix from demand softness for diesel and commercial vehicle applications due to global macroeconomic conditions.

Cost of goods sold for the third quarter of 2023 was $784 million compared with $767 million in the third quarter of 2022, primarily driven by $12 million of higher sales volumes, $5 million of unfavorable product mix and $2 million of Research and Development ("R&D") costs reflecting Garrett's continued investment in new technologies and headcount increase year-over-year. Cost of goods sold further increased by $10 million due to foreign currency impacts from transactional, translational and hedging effects, offset by a decrease of $12 million due to the Company's continued focus on productivity, net of labor inflation and repositioning costs.

Gross profit totaled $176 million for the third quarter of 2023 as compared to $178 million in the third quarter of 2022, with a gross profit percentage for the third quarter of 2023 of 18.3% as compared to 18.8% in the third quarter of 2022. The decrease in gross profit was primarily driven by $23 million of unfavorable product mix, $5 million of pricing net of inflation recoveries from customer pass-through agreements, and $2 million R&D costs as discussed above. These decreases were partially offset by $12 million of higher productivity net of labor inflation and repositioning costs, and higher sales volumes of $5 million.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2023 increased to $59 million from $57 million in the third quarter of 2022. The increase compared with the prior year was mainly due to $2 million in legal and advisory fees related to Garrett's capital structure transformation transactions and $1 million of labor inflation.

Interest expense in the third quarter of 2023 was $50 million as compared to $18 million in the third quarter of 2022. The increase was primarily driven by $25 million of higher interest expense from our new $700 million term loan B (the "2023 Dollar Term Facility") and increased market interest rates, and $10 million of debt issuance cost amortization primarily due to the $200 million early repayment of the 2023 Dollar Term Facility.

Non-operating income for the third quarter of 2023 was $4 million as compared to $29 million in the third quarter of 2022 primarily due to a decrease of interest income recognized in the prior year for unrealized marked-to-market gains on the Company's interest rate swaps.

Tax expense for the third quarter of 2023 was $13 million as compared to $26 million in the third quarter of 2022, driven by lower income before taxes and a lower effective tax rate. The decrease in effective tax rate is primarily related to an increase in global R&D benefits, lower taxes on non-U.S. earnings partially offset by nondeductible expenses and prior year non-recurring decrease in withholding taxes on undistributed earnings.

Net income for the third quarter of 2023 was $57 million as compared to $105 million in the third quarter of 2022 primarily due to $32 million of higher interest expense as discussed above and $25 million of lower non-operating income, partially offset by $13 million of lower tax expense.

Net cash provided by operating activities totaled $74 million in the third quarter of 2023 as compared to $61 million in the third quarter of 2022, primarily due to favorable changes in working capital of $17 million, and other accrued assets and liabilities of $5 million. These increases were partially offset by a decrease of $9 million in net income excluding non-cash charges.

Non-GAAP Financial Measures

Adjusted EBITDA increased to $152 million in the third quarter of 2023 as compared to $146 million in the third quarter of 2022. The increase was mainly due to higher volume, improved productivity, as well as favorable foreign exchange impacts, partially offset by unfavorable product mix and inflation pass-through net of pricing.

Adjusted free cash flow, which excludes capital structure transformation expenses, cash paid for repositioning and factoring costs, was $57 million in the third quarter of 2023 as compared to $120 million in the third quarter of 2022. The decrease in adjusted free cash flow was primarily due to a $69 million usage of working capital (net of factoring) and higher cash paid on interest, driven by the 2023 Dollar Term Facility and increased interest rates. This was partially offset by lower payments for capital expenditures and taxes, as well as favorable impacts from other assets and liabilities.

Liquidity and Capital Resources

As of September 30 2023, Garrett had $732 million in available liquidity, including $162 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility. As of June 30, 2023, Garrett had $1,048 million in available liquidity, including $478 million in cash and cash equivalents and $570 million undrawn commitments under its revolving credit facility.

As of September 30, 2023, total principal amount of debt outstanding amounted to $1,677 million, down from $1,891 million as of June 30, 2023, primarily due to the $200 million early debt repayment during the third quarter of 2023.

During the third quarter of 2023, we repurchased $161 million of common stock under our authorized share repurchase program and we had remaining repurchase capacity of $72 million as of September 30, 2023. During the second quarter of 2023, our repurchases of common stock were $17 million and we had remaining repurchase capacity of $233 million as of June 30, 2023.
Full Year 2023 Outlook
Garrett is providing the following revised outlook for the full year 2023 for certain GAAP and Non-GAAP financial measures.

	Full Year 2023 Outlook	Prior Outlook
Net sales (GAAP)	$3.83 billion to $3.90 billion	$3.84 billion to $4.03 billion
Net sales growth at constant currency (Non-GAAP)*	+7% to +9%	+6% to +11%
Net income (GAAP)	$252 million to $272 million	$255 million to $290 million
Adjusted EBITDA (Non-GAAP)*	$615 million to $645 million	$620 million to $670 million
Net cash provided by operating activities (GAAP)	$413 million to $463 million	$410 million to $510 million
Adjusted free cash flow (Non-GAAP)*	$350 million to $400 million	$340 million to $440 million
* See reconciliations to the nearest GAAP measure in pages 5-12.
Garrett’s full year 2023 outlook, as of October 24, 2023, includes the following expectations:
•2023 Euro/dollar assumption of 1.08 EUR to 1.00 USD, 1.05 EUR for Q4, decrease vs. prior outlook of 1.10 EUR to 1.00 USD

Conference Call

Garrett plans to issue financial results for the third quarter 2023 on Tuesday, October 24, 2023 before the open of market trading. Garrett will also hold a conference call the same day at 8:00 am EDT / 2:00 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 1022468.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 1678098. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, new product development and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2023. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become cleaner, more efficient and connected. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Echandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in millions, except per share amounts)
Net sales	$960	$945	$2,941	$2,705
Cost of goods sold	784	767	2,374	2,183
Gross profit	176	178	567	522
Selling, general and administrative expenses	59	57	178	164
Other expense, net	1	1	3	2
Interest expense	50	18	108	61
Loss on extinguishment of debt	—	—	—	5
Non-operating income	(4)	(29)	(1)	(73)
Reorganization items, net	—	—	—	2
Income before taxes	70	131	279	361
Tax expense	13	26	70	83
Net income	57	105	209	278
Less: preferred stock dividends	—	(40)	(80)	(117)
Less: preferred stock deemed dividends	—	—	(232)	—
Net (loss) income available for distribution	$57	$65	$(103)	$161

Earnings (loss) per common share
Basic	$0.23	$0.21	$(0.73)	$0.52
Diluted	$0.23	$0.21	$(0.73)	$0.52

Weighted average common shares outstanding
Basic	250,888,716	64,820,887	141,745,701	64,834,298
Diluted	252,381,719	65,250,287	141,745,701	65,118,021

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net income	$57	$105	$209	$278
Foreign exchange translation adjustment	14	10	8	13
Changes in fair value of effective cash flow hedges, net of tax	(2)	9	(3)	26
Changes in fair value of net investment hedges, net of tax	20	45	18	87
Total other comprehensive income, net of tax	32	64	23	126
Comprehensive income	$89	$169	$232	$404

CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$162	$246
Restricted cash	1	2
Accounts, notes and other receivables – net	860	803
Inventories – net	294	270
Other current assets	73	110
Total current assets	1,390	1,431
Investments and long-term receivables	32	30
Property, plant and equipment – net	437	470
Goodwill	193	193
Deferred income taxes	225	232
Other assets	255	281
Total assets	$2,532	$2,637
LIABILITIES
Current liabilities:
Accounts payable	$1,066	$1,048
Current maturities of long-term debt	7	7
Accrued liabilities	312	320
Total current liabilities	1,385	1,375
Long-term debt	1,622	1,148
Deferred income taxes	21	25
Other liabilities	196	205
Total liabilities	$3,224	$2,753
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; zero and 245,089,671 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 243,305,848 and 64,943,238 issued and 243,011,280 and 64,832,609 outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid – in capital	1,188	1,333
Retained deficit	(1,939)	(1,485)
Accumulated other comprehensive income	59	36
Total deficit	(692)	(116)
Total liabilities and deficit	$2,532	$2,637

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
	2023	2022
	(Dollars in millions)
Cash flows from operating activities:
Net income	$209	$278
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	13	16
Depreciation	66	64
Amortization of deferred issuance costs	17	6
Interest payments, net of debt discount accretion	—	(19)
Loss on extinguishment of debt	—	5
Loss on remeasurement of forward purchase contract	13	—
Foreign exchange loss	—	4
Stock compensation expense	12	8
Pension expense	1	—
Change in fair value of derivatives	21	(54)
Other	7	2
Changes in assets and liabilities:
Accounts, notes and other receivables	(76)	(166)
Inventories	(30)	(80)
Other assets	2	13
Accounts payable	57	180
Accrued liabilities	26	(2)
Other liabilities	(8)	(17)
Net cash provided by operating activities	$330	$238
Cash flows from investing activities:
Expenditures for property, plant and equipment	(57)	(78)
Re-couponing of cross-currency swap contract	9	—
Net cash used for investing activities	$(48)	$(78)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	667	—
Payments of long-term debt	(205)	(5)
Redemption of Series B Preferred Stock	—	(381)
Repurchases of Series A Preferred Stock	(580)	(4)
Repurchases of Common Stock	(178)	—
Payments of Additional Amounts for conversion of Series A Preferred Stock	(25)	—
Payments for preference dividends	(42)	(42)
Payments for debt and revolving facility financing costs	(2)	(4)
Other	(1)	—
Net cash used for financing activities	$(366)	$(436)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1)	(27)
Net decrease in cash, cash equivalents and restricted cash	(85)	(303)
Cash, cash equivalents and restricted cash at beginning of period	248	464
Cash, cash equivalents and restricted cash at end of period	$163	$161
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	38	38
Interest paid	45	56

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net income — GAAP	$57	$105	$209	$278
Interest expense, net of interest income	47	(9)	98	(5)
Tax expense	13	26	70	83
Depreciation	23	21	66	64
EBITDA (Non-GAAP)	140	143	443	420
Reorganization items, net (2)	—	—	—	2
Stock compensation expense (3)	4	3	12	8
Repositioning charges (4)	6	1	14	4
Loss on extinguishment of debt	—	—	—	5
Discounting costs on factoring	1	1	3	2
Other non-operating income (5)	(1)	(2)	(4)	(11)
Capital structure transformation expenses (6)	2	—	22	—
Adjusted EBITDA (Non-GAAP)	$152	$146	$490	$430

Net sales	$960	$945	$2,941	$2,705

Net income margin	5.9%	11.1%	7.1%	10.3%
Adjusted EBITDA margin (Non-GAAP) (7)	15.8%	15.4%	16.7%	15.9%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income and capital structure transformation expenses. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred related to these transactions and events were recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)    Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)     Includes the loss on remeasurement of the agreements to repurchase shares of the Company's Series A Preferred Stock from certain of the Company's investors in connection with the Company's capital structure transformation transactions, well as third-party legal and advisory fees that are directly attributable to such transactions.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Garrett
Reported sales % change	2%	13%	9%	(2)%
Less: Foreign currency translation	3%	(12)%	(1)%	(7)%
Constant currency sales % change	(1)%	25%	10%	5%

Gasoline
Reported sales % change	10%	21%	17%	4%
Less: Foreign currency translation	1%	(13)%	(2)%	(8)%
Constant currency sales % change	9%	34%	19%	12%

Diesel
Reported sales % change	(4)%	6%	3%	(11)%
Less: Foreign currency translation	5%	(15)%	0%	(9)%
Constant currency sales % change	(9)%	21%	3%	(2)%

Commercial vehicles
Reported sales % change	(13)%	10%	2%	(7)%
Less: Foreign currency translation	1%	(10)%	(1)%	(6)%
Constant currency sales % change	(14)%	20%	3%	(1)%

Aftermarket
Reported sales % change	3%	7%	4%	9%
Less: Foreign currency translation	3%	(9)%	0%	(6)%
Constant currency sales % change	0%	16%	4%	15%

Other Sales
Reported sales % change	23%	0%	2%	(9)%
Less: Foreign currency translation	4%	(15)%	(1)%	(10)%
Constant currency sales % change	19%	15%	3%	1%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023		2022
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$74	$61	$330	$—	$238
Expenditures for property, plant and equipment	(24)	(26)	(57)	—	(78)
Net cash provided by operating activities less expenditures for property, plant and equipment	50	35	273	—	160
Chapter 11 professional service costs	—	1	—		4
Capital structure transformation expenses	5	—	7		—
Cash payments for repositioning	5	1	9		4
Factoring and P-notes	(3)	83	(4)		13
Adjusted free cash flow (Non-GAAP) (1)	$57	$120	$285		$181

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2023 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2023 Full Year
	Low End	High End
Reported net sales (% change)	6%	8%
Foreign currency translation	(1)%	(1)%
Full year 2023 Outlook Net sales growth at constant currency (Non-GAAP)	7%	9%

Full Year 2023 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$252	$272
Net interest expense	137	137
Tax expense	82	92
Depreciation	89	89
Full year 2023 Outlook EBITDA (Non-GAAP)	560	590
Non-operating income	(1)	(1)
Discounting costs on factoring	4	4
Stock compensation expense	16	16
Repositioning charges	14	14
Capital structure transformation expenses	22	22
Full Year 2023 Outlook Adjusted EBITDA (Non-GAAP)	$615	$645

Full Year 2023 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$413	$463
Expenditures for property, plant and equipment	(82)	(82)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$331	$381
Cash payments for repositioning	14	14
Capital structure transformation expenses	9	9
Factoring and P-notes	(4)	(4)
Full Year 2023 Outlook Adjusted free cash flow (Non-GAAP)	$350	$400